Exhibit 9.2



                        Form of Financial Agent Agreement

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                            FINANCIAL AGENT AGREEMENT

                          THE PHOENIX EDGE SERIES FUND



                                                              November 15, 1995



To:  Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life")



   This will confirm our arrangements with respect to assets attributable to the Phoenix Home Life Variable Accumulation Account, established November 1, 1982 (the "VA Account") and the Phoenix Home Life Variable Universal Life Account, established June 17, 1985 (the "VUL Account") that are invested in The Phoenix Edge Series Fund (the "Trust"), as follows:

    1.Services and Expenses. Members of the Board of Trustees or officers of the Trust who are officers or employees of Phoenix Home Life or one of its affiliate companies shall receive no separate compensation from the Trust for their services for the Trust. Phoenix Home Life will furnish such office space and facilities as may be required for the Board of Trustees or its staff. Operating expenses of the Trust, including but not limited to, the following costs or expenses, will be charged directly to the
      Trust:

      a. taxes, if any, based on the income of, capital gains of, assets in, or the existence of, the Trust as set forth in the Prospectus of the Trust currently in use under the Securities Act of 1933 and the Investment Company Act of 1940,

      b. taxes, if any, in connection with the acquisition, disposition or transfer of Trust assets,

      c. the cost of independent professional services in connection with the operation of the Trust, such as legal, auditing or accounting services, whether retained by the Board of Trustees or required by law or otherwise,

      d. reasonable compensation and expenses of Trustees who are not officers or employees of Phoenix Home Life or any of its affiliates,

      e. the cost of custodian, depository or transfer agent services involving the Trust's assets or shares,

      f. brokerage commissions and other capital items payable in connection with the purchase or sale of the Trust's investments,

      g.    interest on funds borrowed,

      h. the cost of maintaining the registration and qualification of the Trust under laws administered by the Securities and Exchange Commission or under other applicable regulatory requirements, and

      i. the fees and charges of Phoenix Home Life provided for in paragraph 4 hereof.

      2.Phoenix Home Life shall provide, or cause to be provided for each Series of the Trust established on the date hereof, namely Bond, Money Market, Growth, Total Return, Balanced, International, and Real Estate Securities, and for any additional Series designated under the Trust, ("Series") the following services:

      a. Prepare and file, as may be required from time to time, all Federal and state tax returns and notices on behalf of the Trust;

      b. Prepare supporting schedules requested by the Trust's auditors in connection with any examination of the Trust's books and records by such auditors;

      c. Keep and maintain the books and records of the Trust for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940, as amended. Such books and records and all records that pertain to the services provided under this Agreement are the property of the Trust and shall be surrendered promptly to the Trust upon its request. Furthermore, such books and records shall be open to inspection, audit and photocopying at reasonable times by the Trustees, officers and auditors of the Trust. In addition, Phoenix Home Life shall furnish any state insurance commissioner with such information or reports in connection with the services provided under this Agreement as the Commissioner may request in order to ascertain whether variable life insurance or variable annuity operations are being conducted in accordance with applicable law or regulations;




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      d.    Compute daily the net asset value of the shares of each Series in accordance with the terms of the then current prospectus of the Trust and with instructions received from time to time from the Board of Trustees and report such net asset value so determined to the Trust; and

      e. Perform such other services as may be incidental to its duties as financial agent.

    3.Without relieving Phoenix Home Life of its duties hereunder, Phoenix Home
      Life may appoint one or more subfinancial agents to perform any or all of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be agreed to by Phoenix Home Life and such subfinancial agent.

    4.Compensation of Phoenix Home Life. For its services, undertakings and expenses pursuant to this Agreement, Phoenix Home Life shall charge the Trust a fee based on the average of the aggregate daily net asset values of the Trust at the annual rate per each $1,000,000 of $600.

    5.This Agreement shall continue in effect only so long as (1) such continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust and (2) the terms and any renewal of such Agreement have been approved by the vote of a majority of the Trustees of the Trust who are not parties to such Agreement or interested persons, as that term is defined in the Investment Company Act of 1940, of any such party, cast in person at a meeting called for the purpose of voting on such approval. A "majority of the outstanding voting securities of the Fund" shall have, for all purposes of this Agreement, the meaning provided therefor in said Investment Company Act.

    6.Amendments Hereof. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Phoenix Home Life, and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Trust.

    7.Termination. Either party hereto may terminate this Agreement on any date by giving the other party at least six months prior written notice of such termination specifying the date fixed therefor. Without prejudice to any other remedies of the Trust in such event, the Trust may terminate this Agreement at any time immediately upon any failure of fulfillment of any obligations of Phoenix Home Life hereunder. This Agreement shall automatically terminate in the event of its assignment.

    8.It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and it has been signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of the Trustees or the shareholders individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. The Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts.

   9. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of The Commonwealth of Massachusetts.

      If the foregoing conforms to your understanding of the arrangements, please indicate this by signing the form of acceptance below.



                        THE PHOENIX EDGE SERIES FUND



                        By: /s/ Philip R. McLoughlin
                            -----------------------------------------
                               Philip R. McLoughlin, President



      The foregoing is confirmed and accepted as of the date thereof.



                        PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY



                        By: /s/ Robert W. Fiondella
                            -----------------------------------------
                               Robert W. Fiondella
                               Chairman, Chief Executive Officer and President